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                                                                    EXHIBIT 10.5

                             STOCK OPTION AGREEMENT

      This Stock Option Agreement (the "Agreement"), dated as of July 22, 2002, is made by and between Centennial Bancorp, an Oregon corporation ("Centennial") and Umpqua Holdings Corporation, an Oregon corporation ("Umpqua").

      Concurrently with the execution hereof, Umpqua and its wholly owned subsidiary, Umpqua Bank, are entering into a certain Agreement and Plan of Reorganization (the "Merger Agreement") with Centennial and its wholly owned subsidiary, Centennial Bank, which would result in the merger of Centennial with and into Umpqua and the merger of Centennial Bank with and into Umpqua Bank, all such transactions being collectively referred to herein as (the "Merger").

      It is understood and acknowledged that by negotiating and executing the Merger Agreement and by taking actions necessary or appropriate to effect the Merger, Umpqua and Umpqua Bank have incurred and will incur substantial direct and indirect costs (including without limitation the costs of management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

      THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

      1. Grant of Option. Subject to the terms and conditions set forth herein, Centennial hereby irrevocably grants an option (the "Option") to Umpqua to purchase an aggregate of 4,911,757 authorized but unissued shares of Centennial common stock, without par value (the "Common Stock") (which represents approximately 19.9% of total stock currently issued and outstanding), at a per share price of $9.35 (the "Option Price").

      2. Exercise of Option. Subject to the provisions of this Section 2 and of Section 13(a) of this Agreement, this Option may be exercised by Umpqua or by any permitted transferee pursuant to Section 5, in whole or in part, at any time, or from time to time in any of the following circumstances and only in such circumstances:

            (a) Centennial or its board of directors enters into an agreement or recommends to Centennial shareholders an agreement (other than the Merger Agreement) pursuant to which any entity, person or group, within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (any of the foregoing hereinafter in this Section 2, a "Person") other than Umpqua or any of its affiliates, would: (i) merge or consolidate with Centennial, with Centennial shareholders holding less than 50 percent of the stock of the surviving entity, (ii) acquire 50 percent or more of the assets or liabilities of, Centennial or Centennial Bank, or (iii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing 50 percent or more of the voting shares of Centennial or Centennial Bank.


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            (b)   Any Person (other than Umpqua or any of its affiliates and other than any Person owning as of the date hereof ten percent or more of the voting shares of Centennial) acquires the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents fifteen percent or more of the voting shares of Centennial (the term "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated thereunder). Notwithstanding the foregoing sentence, the Option shall not be exercisable pursuant to this subsection (b) if
(i) a Person acquires the beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents fifteen percent or more but less than 25 percent of the voting shares of Centennial and
(ii) either (x) the transaction does not result in, and is not presumed to constitute, "control" as defined under Section 7(j)(1) of the Federal Deposit Insurance Act or 12 CFR Section 225.41(c)(2) or (y) the Federal Reserve Board determines pursuant to 12 CFR Section 225.41(g) that a presumption of control does not exist with respect to that transaction.

            (c) The board of directors of Centennial fails to recommend, or withdraws its prior recommendation of, the Merger to Centennial shareholders for any reason other than (i) termination of the Merger Agreement pursuant to
Section 11.1(a), 11.1(b), 11.1(c) (second clause), 11.1(e) or 11.1(f) of the
Merger Agreement; (ii) material breach of a representation, warranty or covenant of Umpqua; (iii) withdrawal by Hovde Financial LLC of its opinion that the Merger is fair, from a financial point of view, to Centennial shareholders (or failure by Hovde Financial LLC to deliver its "bring-down" letter immediately before the mailing of the Proxy Statement to Centennial shareholders) where such withdrawal or failure is for reasons other than the existence of an Alternative Acquisition Transaction; or (iv) material breach of Umpqua's representations or warranties pursuant to Section 5, covenants pursuant to Section 7 or material failure by Umpqua to satisfy the conditions to closing set forth in Section 9 of the Merger Agreement which would be expected to be satisfied on or before the mailing of the Proxy Statement to Centennial Shareholders other than those set forth in Section 9.1 (with respect to Centennial). The exception set forth in clause (i) of the first sentence of Section 2(c) of this Agreement relating to terminations pursuant to Section 11.1(b) of the Merger Agreement shall not operate to terminate the Option where (a) either (i) Centennial enters into an Alternative Acquisition Transaction prior to December 31, 2003 that had been publicly announced prior to the date of the Centennial shareholder meeting; or
(ii) Centennial enters into an Alternative Acquisition Transaction within six months after terminating the Merger Agreement whether or not such Alternative Acquisition Transaction had been publicly announced prior to the date of the Centennial shareholder meeting; and (b) at the time of the failure to recommend or withdrawal of the recommendation of the Merger to the Centennial Shareholders, there existed no material breach of Umpqua's representations or warranties pursuant to Section 5, covenants pursuant to Section 7 or material failure by Umpqua to satisfy the conditions set forth in Section 9 of the Merger Agreement which would be expected to be satisfied on or before the mailing of the Proxy Statement to Centennial Shareholders.

            (d) The shareholders of Centennial fail to approve the Merger by the required affirmative vote at a meeting of the shareholders called for such purpose, after any Person (other than Umpqua or an affiliate of Umpqua) announces publicly or communicates in writing an Alternative Acquisition Transaction or makes any public communication of a plan or proposal intended to
(i) purchase or otherwise acquire securities representing 50 percent or more of the voting shares of Centennial or (ii) elect a majority of the board of directors of Centennial from persons who are not presently directors of Centennial.


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      It is understood and agreed that the Option shall become exercisable upon the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the board of Centennial complying with its fiduciary duties.

      Notwithstanding any contrary provision of this Section 2, the Option may not be exercised if either (i) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any regulatory restrictions applicable to Centennial or Umpqua, (ii) at the time of exercise Umpqua or Umpqua Bank is failing in any material respect to perform or observe its representations, warranties, covenants or conditions under the Merger Agreement unless the reason for such failure is that Centennial is failing to perform or observe its covenants or satisfy all applicable conditions under the Merger Agreement, or (iii) Umpqua has elected to receive, been entitled to receive, and did receive the payment of $5,000,000 from Centennial as provided in Section 11.2.2 of the Merger Agreement (the "Termination Fee"). Solely in the case of clause (iii) of the foregoing sentence, this Option shall not be exercisable within the thirty (30) day period within which the Termination Fee may be paid pursuant to Section 11.2.2 of the Merger Agreement; provided that in such case Centennial gives reasonable assurance to Umpqua that it intends to make such payment and at all times during such period Umpqua has reason to believe its rights hereunder are not prejudiced by such delay.

      3. Notice, Time and Place of Exercise. Each time that Umpqua or any permitted transferee wishes to exercise any portion of the Option, Umpqua or such transferee shall give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date shall be not later than ten business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during such ten-day period, the date for the closing of such exercise shall be within five business days following the cessation of such restriction on consummation.

      4. Payment and Delivery of Certificate(s). At any closing for an exercise of the Option or any portion thereof, (a) Umpqua and Centennial will each deliver to the other certificates of their respective chief executive officers as to the accuracy, as of the closing date, of their respective representations and warranties hereunder, (b) Umpqua or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by wire transfer of immediately available Portland, Oregon funds to an account designated by Centennial, and (c) Centennial will deliver to Umpqua or the transferees a certificate or certificates representing the shares so purchased.

      5. Transferability of the Option and Option Shares. Prior to the time the Option, or a portion thereof, becomes exercisable pursuant to the provisions of Section 2 of this Agreement, neither the Option nor any portion thereof shall be transferable. Upon the occurrence of any of the events or circumstances set forth in Sections 2(a) through (d) above, the Option or any portion thereof or any of the Option Shares may be freely transferred by Umpqua, subject to Section 13 and applicable federal and state securities laws and the Bank Holding Company Act of 1956, as amended. Such transfer shall be effected by delivery of written notice by Umpqua to Centennial specifying the name(s) of the transferee(s) and shall be effective on the date of receipt or deemed receipt of notice pursuant to Section 13(d).

      6. Representations, Warranties and Covenants of Centennial. Centennial hereby represents, warrants, and covenants to Umpqua as follows:



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            (a)   Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Centennial, has been duly executed by a duly authorized officer of Centennial and, assuming compliance with the representations, warranties and covenants of Umpqua herein, constitutes a valid and binding obligation of Centennial enforceable against Centennial in accordance with its terms. No shareholder approval by Centennial shareholders is required by applicable law or otherwise prior to the exercise of the Option in whole or in part.

            (b) Option Shares. Centennial has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof to such time as the obligation to deliver shares hereunder terminates will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion thereof, the Option Shares (subject to adjustment, as provided in Section 8 below), all of which, upon issuance pursuant hereto shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of Centennial other than liens or encumbrances arising solely because of the act or omission of Umpqua. All taxes, fees, assessments and like charges shall be and remain the sole obligation of Umpqua.

            (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of Centennial or any agreement, instrument, judgment, decree, law, rule or order applicable to Centennial or any subsidiary of Centennial or to which Centennial or any such subsidiary is a party.

            (d) Notification of Record Date. At any time from and after the date of this Agreement until such time as the Option is no longer exercisable, Centennial shall give Umpqua or any permitted transferee 20 days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

      7. Representations, Warranties and Covenants of Umpqua. Umpqua hereby represents, warrants and covenants to Centennial as follows:

            (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Umpqua, has been duly executed by a duly authorized officer of Umpqua and, assuming the accuracy of the representations and warranties, and compliance with the covenants, of Centennial herein, constitutes a valid and binding obligation of Umpqua enforceable against Umpqua in accordance with its terms.

            (b) Transfers of Common Stock. No portion of the Option or any Option Shares will be transferred by Umpqua or its transferee hereunder except in a transaction registered or exempt from registration under any applicable securities laws.

            (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of Umpqua or any agreement, instrument, judgment, decree, law, rule or order applicable to Umpqua or any subsidiary of Umpqua or to which Umpqua or any such subsidiary is a party.


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      8.    Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations, combinations, exchanges of shares or similar transactions, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock shall be proportionately adjusted. If prior to the termination or exercise of the Option Centennial is acquired by another party, consolidates with or merges into another corporation or liquidates, this Option shall convert automatically into an option to purchase shares or other securities or property of the acquiring or surviving entity into which Centennial Common Stock shall have been converted or exchanged with an exercise price and number of shares proportionately adjusted based upon the consideration received by Centennial shareholders in such transaction. Such option, once converted, shall retain the same terms, transfer, termination and other provisions contained in this Agreement.

      9. Nonassignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors of each of the undersigned. This Agreement and any right hereunder shall not be assignable by either party, except that Umpqua may transfer the Option, the Option Shares or any portion thereof, and its rights under this Agreement related thereto, in accordance with
Section 5. A merger or consolidation of Umpqua (whether or not Umpqua is the surviving entity) or an acquisition of Umpqua shall not be deemed an assignment or transfer.

      10. Regulatory Restrictions. Centennial shall use commercially reasonable efforts to obtain or to cooperate with Umpqua or any permitted transferee in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by Umpqua or any such transferee. All costs of obtaining such approvals shall be paid by Umpqua.

      11. Remedies. Centennial agrees that if for any reason Umpqua or any transferee shall have exercised its rights under this Agreement and Centennial shall have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which Centennial is bound, then Umpqua or any permitted transferee shall be entitled to specific performance and injunctive and other equitable relief to cause such issuance. The parties acknowledge that the Option, if exercised by Umpqua or its transferee, is the sole remedy for termination of the Merger Agreement by Umpqua in connection with an Alternative Acquisition Transaction and that the exercise of the Option in whole or in part shall discharge Centennial's obligation to pay any part of the Termination Fee or reimburse Umpqua for its expenses in connection with the Merger Agreement. This provision is without prejudice to any other rights that Centennial or Umpqua or any permitted transferee may have against the other party for any failure to perform its obligations under this Agreement.

      12. No Rights as Shareholder. This Option, prior to the exercise thereof, shall not entitle the holder hereof to any rights as a shareholder of Centennial at law or in equity; specifically this Option shall not entitle the holder to receive dividends or other distributions to shareholders, to vote on any matter presented to the shareholders of Centennial, or to any notice of any meetings of stockholders or any other proceedings of Centennial except as otherwise specifically provided herein.

      13. Limited Right of First Refusal. If Umpqua or any successor to Umpqua's interest herein (a "Proposed Seller") acquires any Option Shares by exercising the Option, and if the Merger does not occur, and if the Proposed Seller shall receive and shall desire to accept a bona fide offer to purchase any of the Option Shares within 12 months after the date of such exercise, then, prior to any


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such sale, the Proposed Seller shall notify Centennial of such offer, the name of the offeror and the dollar value thereof, and Centennial shall have the right, by notice delivered to the Proposed Seller within two business days after the date Centennial receives the Proposed Seller's notice of such offer, to purchase all (but not less than all) of the Option Shares so proposed to be sold for a cash price equal to such dollar value, payable immediately. If Centennial does not elect to purchase any of the Option Shares, the Proposed Seller shall thereafter be free to sell the Option Shares to anyone (subject to Section 5).

      14.   Miscellaneous.

            (a) Termination. This Agreement and the Option, to the extent not previously exercised, shall terminate upon the earliest of (i) December 31, 2003 (unless Centennial enters into an Alternative Transaction in which event the applicable date is the closing or terminating of such Alternative Transaction);
(ii) the mutual agreement of the parties hereto; (iii) 30 days after the date on which any application for regulatory approval for the Merger shall have been denied; provided, however, that if prior to the expiration of such 30-day period, Centennial, Centennial Bank, Umpqua or Umpqua Bank are engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until 30 days after the completion of such litigation and appeal procedure; (iv) the date on which Centennial tenders payment in full of the Termination Fee after demand by Umpqua for payment of the same; or (v) the date of termination of the Merger Agreement other than terminations to which Section 11.2.2. If the Option has been validly exercised, in whole or in part, but not closed prior to the termination of this Agreement, then this Agreement shall remain in effect until the closing of such exercise solely with respect to shares issuable in connection with that exercise.

            (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            (c) Severability of Terms. Any provision of this Agreement that is invalid, illegal, or unenforceable shall be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of Umpqua or any permitted transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, Umpqua or any such transferee may, nevertheless, exercise the Option to the fullest extent permissible.

            (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand or courier delivery, by electronic mail or facsimile, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

            If to Centennial:

                  Centennial Bancorp
                  One SW Columbia St.
                  Portland, OR  97201
                  Attention: Ted R. Winnowski


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            With a copy to:

                  Tonkon Torp LLP
                  888 SW Fifth Ave, Suite 1600
                  Portland, OR  97204
                  Attention: Kenneth D. Stephens
                  Fax:  (503) 972-3708
                  Email: ken@tonkon.com

            If to Umpqua:

                  Umpqua Holdings Corporation
                  200 SW Market
                  Suite 1900
                  Portland, OR 97201
                  Attn: Raymond Davis, President & CEO
                  Fax: (503) 546-2498
                  Email: raydavis@umpquabank.com

            With a copy to:

                  Foster Pepper & Shefelman LLP
                  101 SW Main Street, 15th Floor
                  Portland, OR 97204
                  Attn:  Kenneth E. Roberts, Esq.
                  Fax:  (800) 601-9234
                  Email: robek@foster.com

or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith. Notices dispatched electronically or by facsimile shall be effective at 5:00 p.m. on the date transmitted with answer-back or receipt verification enabled; notices dispatched by courier shall be deemed effective at 5:00 p.m. on the date on which delivery occurs; and notices dispatched by United States Mail shall be deemed effective at 5:00 p.m. on the third business day after being deposited in a mailbox, postage prepaid. Notwithstanding the previous sentence, notices of change of address shall be effective at 5:00 p.m. on the date of receipt.

            (e) Governing Law. This Agreement and the Option, in all respects, including all matters of construction, validity and performance, are governed by the internal laws of the State of Oregon without giving effect to the principles of conflicts of law thereof. This Agreement is being delivered in Portland, Oregon.

            (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.


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            (g)   Effects of Headings.  The section headings herein are for
convenience only and shall not affect the construction hereof.

      DATED as of the day first written above.

                                          CENTENNIAL BANCORP

                                          By: /s/ TED R. WINNOWSKI
                                             -----------------------------------
                                             Ted R. Winnowski, President & CEO


                                          UMPQUA HOLDINGS CORPORATION


                                          By: /s/ RAYMOND P. DAVIS
                                             -----------------------------------
                                             Raymond P. Davis, President & CEO